 Exhibit 10.34

Please be advised that certain identified information has been excluded in Exhibit 10.34 because it is the type of information that the registrant treats as private or confidential and is (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT ("Agreement") is made on the 30th day of May 2014 between

NATIONAL UNIVERSITY OF SINGAPORE, (Company Registration Number: 200604346E), a company limited by guarantee incorporated in Singapore, having its registered address at 21 Lower Kent Ridge Road, Singapore 119077 ("NUS" which expression shall include its successors and assigns)of the first part;

And

SINGAPORE HEALTH SERVICES PTE LTD (Company Registration Number: 200002698Z), a company incorporated in Singapore, having its registered address at 31 Third Hospital Avenue #03-03, Singapore 168753 ("SHS” which expression shall include its successors and assigns) of the second part;

(NUS and SHS hereinafter collectively referred to as “Licensor”)

And

60° PHARMACEUTICALS, LLC, an American company having its registered office address at 1025 Connecticut Avenue NW, Suite 1000, Washington DC, USA 20036 ("60P” which expression shall include its successors and assigns) of the third part;

And

60P AUSTRALIA PTY LTD (Company Registration No. 167060219) a company incorporated in Australia and having its registered office at 105 North Steyne Manly New South Wales 2095, (“60P Australia” which expression shall include its successors and assigns) of the fourth part

(60P and 60P Australia hereinafter collectively referred to as “Licensee”).

WHEREAS:

A.	NUS and Singapore General Hospital Pte Ltd ("SGH”) (UEN Number: 198703907Z), a company incorporated in Singapore and having its registered office at 31 Third Hospital Avenue #03-03 Singapore 168753 and Tan Tock Seng Hospital Pte Ltd (Company Registration No.199003683N), a company incorporated in Singapore and having its registered office at 11 Jalan Tan Tock Seng, Singapore 308433 ("TTSH”) had entered into a Project Agreement dated 27 July 2012 (hereinafter referred as "the Project Agreement”) wherein NUS, SGH, and TTSH inter alia agreed to folfill their respective roles in the project entitled "CELGOSIVIR PROOF OF CONCEPT TRIAL FOR TREATMENT OF ACUTE DENGUE FEVER" ("the Celaden Project").

B.	Pursuant to the Project Agreement, NUS, SHS and TTSH have agreed that all Patent Rights as described in Schedule 2 are owned by Licensor as legal and equitable owners in the following proportions [i.e. NUS owns[__] c % and SHS owns [__]c %].

C.	Licensor has the right to grant licenses under the said Patent Rights.

D.	Licensee is interested in obtaining and Licensor is desirous of granting an exclusive, sublicensable license from Licensor in respect of the Patent Rights to develop, market and sell Licensed Products in the Field of Use in the Territory in accordance with the terms of this Agreement.

NUS Ref: LL2013-14
105313372_1 (GHMatters) L73900	Page 1 of 31

CONFIDENTIAL

E.	Except where they are public records, the Licensee is interested in obtaining and Licensor is desirous of granting access to the Essential Documents of the CELADEN study for the purpose of developing, marketing, and selling Licensed Products in the Field of Use in the Territory in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Licensor and Licensee (hereinafter collectively referred to as “Parties” and singularly as “Party”) hereto agree as follows:

1.	DEFINITIONS

In this Agreement, unless the context otherwise requires, the following expressions have the following respective meanings:

Academic Purposes	-	academic research (including sponsored research), scholarly publications, educational purposes, and medical services.

Affiliate		means, with respect to any entity, any other entity directly or indirectly controlling, controlled by, or under common control with, such entity. The expression "control" (including its correlative meanings, "controlled by", "controlling" and "under common control with") shall mean, with respect to a corporation, the right to exercise, directly or indirectly, more than 50 per cent. of the voting rights attributable to the shares of the controlled corporation and, with respect to any entity other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity.

Confidential Information	-	any information disclosed by one Party to the other Party in any form, which, if disclosed in tangible form, is marked at the time of disclosure as being confidential or proprietary or with words of similar import, and if disclosed orally or visually or in other intangible form, is described as confidential at the time of such disclosure and confirmed in writing as confidential within thirty (30) days of such disclosure.

Effective Date	-	May 30th,2014

Field of Use	-	Therapeutic and prophylactic use for human and veterinary diseases.

License	-	exclusive, sub-licensable and transferable license in respect of the Patent Rights to develop, manufacture, market and sell products worldwide.

Licensee’s Improvements	-	any modifications, additions, alterations, enhancements, upgrades or new versions made by Licensee of the Invention under the Patent Rights, including without limitation those made by Licensee under Licensee’s sponsorship research programs other than Licensor Improvements, NUS Improvements, SHS Improvements and/or and Joint Improvements.

NUS Ref: LL2013-14
105313372_1 (GHMatters) 173900	Page 2 of 31

CONFIDENTIAL

Invention	-	the invention as described in Schedule 1 Part A.

Inventors	-	Drs Subhash Vasudevan, Cynthia Sung, Abhay Rathore, Satoru Watanabe, Eng Eong Ooi and Jenny Low, assignors under the Deeds of Assignments dated 21 May2013 and26June2013.

Essential Documents	-	Essential Documents of the Celaden Project conducted by NUS, SGH, and TTSH under the Project Agreement. For the avoidance of doubt, Essential Documents for the purpose of this Agreement shall include the “Essential Documents for the Conduct of a Clinical Trial” as defined in ICH Guidelines for Good Clinical Practice E6 (Rl) and those documents particularly described in Schedule 4.

Licensed Process(es)	-	any and all processes or methods that incorporate, utilize or are made with the use of the Invention or whose use or practice, but for the rights granted hereunder, would constitute an infringement of any claim within the Patent Rights.

Licensed Product(s)	-

(a)  any product: (i) which incorporates, utilizes or is made with the use of the Invention; or, (ii) which, but for the rights granted hereunder, the manufacture, use or sale thereof would constitute an infringement of any claim within the Patent Rights;

or

(b)  any article, composition, apparatus, chemical, substance or any other materials made, used or sold for use with a Licensed Process.

Licensee’s Representative	-	any agent who is engaged by Licensee to act on behalf of the Licensee, for the purposes of this Agreement, to provide certain services, including the selling of Licensed Products, but shall not include Sub-Licensees.

Gross Sales	-	the gross amount of monies, cash, or non-cash consideration equivalent received for the treatment or prophylaxis of dengue in humans only, with the exception of data, drug, drug product, or in kind services or access to any of the foregoing provided by third parties, that is paid to Licensee and/or its Related Company for the Licensed Products, Licensed Processes or any products manufactured by Licensee that contain celgosivir. by sale or any other mode of transfer in the countries considered by the World Bank to be “high income” (ie per capita income over US $12,615) in 2012 (as annexed in Schedule 5), and such other countries as may be added by the World Bank from time to time BUT EXCLUDING ALL sales made which are intended for non-profit NonGovernment Organisations and charities worldwide notwithstanding that such sales are made in high income countries and Licensee’s subsidiaries and any Sub-licensing Revenue.

NUS Ref: LL2013-14
105313372_1 (GHMatters) L73900	Page 3 of 31

CONFIDENTIAL

Joint Improvements	-

any modifications, addition, alterations, enhancements, upgrades or new versions of the Invention under the Patent Rights made through any consultancy agreement or arrangement between:

(i)      the Licensee; and

(ii)    any current or past employee, student or intern of NUS who terminated his employment with NUS within twelve (12) months after entering into the consultancy arrangement; and

(iii)   any current or past employee, student or intern of SHS who terminated his employment with SHS within twelve (12) months after entering into the consultancy arrangement,

including US provisional application 61/911795 and PCT/US2014/028076 filed on March 14, 2014.

Licensor Improvements	-	any modifications, addition, alterations, enhancements, upgrades or new versions of the Invention under the Patent Rights made by NUS and/or SHS.

NUS Improvements	-	any modifications, addition, alterations, enhancements, upgrades or new versions of the Invention under the Patent Rights made through any consultancy agreement or arrangement between the Licensee and any current or past employee, student or intern of NUS who terminated his employment with NUS within twelve (12) months after entering into the consultancy arrangement.

Patents	-	all or any of the patents and all continuations, divisions, and reissues thereof, and any corresponding foreign patent applications and any patents, or other equivalent foreign patent rights issuing, granted, or registered thereon granted pursuant to the Patent Applications, short particulars of which are set out in Schedule 2 Part A.

Patent Applications	--	all applications for patents and rights of a similar nature, filed and to be filed, in respect of the

NUS Ref LL2013-14
105313372_1 (GHMatters) L73900	Page 4 of 31

CONFIDENTIAL

Invention, including, but not limited to, patent applications the short particulars of which are set out in Schedule 2 Part B, and/or any Joint Improvements, and in the event of any amendment of or a division of the same, such amended applications or divided applications.

Patent Rights	-	Rights under all Patents and Patent Applications.

Related Company	-	any entity which directly or indirectly controls, is controlled by, or is under common control with Licensee, including Licensee's related corporations within the meaning of Section 6 of the Singapore Companies Act (Cap. 50).

SHS Improvements	-	any modifications, addition, alterations, enhancements, upgrades or new versions of the Invention under the Patent Rights made through any consultancy agreement or arrangement between the Licensee and any current or past employee, student or intern of SHS who terminated his employment with SHS within twelve (12) months after entering into the consultancy arrangement.

Sub-licensing Revenue	-	all upfront fees, sub-licensing fees, royalties and all other amounts in cash and cash equivalent which are paid to the Licensee by any Sub-Licensee of its rights hereunder, with the exception of data, drug, drug product, or in kind services or access to any of the foregoing provided by third parties and any revenue paid to the Licensee by any Sub-Licensee in relation to treatment or prophylaxis of dengue in humans.

Sub-Licensee	-	any person, company or other legal entity, other than Licensee, who has the right, granted by Licensee, to make, have made, use, sell or import for sale the Licensed Product or Licensed Process.

Technology Rights	-	all technical infomation, formulations, know-how, processes, procedures, compositions, devices, methods, formulae, materials, tests, data, designs, other information and Confidential Information related to the Patent Rights, that are not described by Patent Rights but that are necessary for practicing the invention covered by the Patent Rights.

Term	-	the period during which this Agreement is in force pursuant to Section 6.

Territory	-	Worldwide

The Celaden Project		Celgosivir Proof of Concept Trial for Treatment of Acute Dengue Fever

NUS Ref: LL2013-14
105313372_1 (GHMatters) L73900	Page 5 of 31

CONFIDENTIAL

2.	INTERPRETATION

2.1.	In this Agreement:

(a)	Words importing the singular shall include the plural and vice versa, and words that are gender specific or neuter shall include the other gender and the neuter.

(b)	References to a person shall be construed as references to an individual, corporation, company, firm, incorporated body of persons of any country, or any agency, thereof.

(c)	The headings in this Agreement are for convenience only and shall not affect its interpretation.

(d)	All references to Sections and Schedules refer, unless the context otherwise requires, to Sections and Schedules of this Agreement.

(e)	All references to statutes or statutory provisions shall be taken to be a reference to the statutes or provisions as revised, amended, supplemented or re-enacted from time to time, and shall include any subsidiary legislation made thereunder.

3.	GRANT OF LICENSE

3.1.	Licensor hereby grants to Licensee and Licensee hereby accepts, subject to the terms and conditions hereof, and subject to Licensor’s rights under Section 3.2 an exclusive, sub-licensable, license of the Patent Rights to make, use, sell, offer to sell, and import any Licensed Products in the Field of Use in the Territory during the Term.

3.2.	Nothing in this Agreement shall prejudice NUS', SHS', and/or TTSH’s right to use / practice the Patent Rights for Academic Purposes.

3.3.	Licensor shall be obliged under this Agreement to render reasonable technical assistance, or support, or provide training to 60P, for purposes of using / practicing the Patent Rights granted hereunder, such assistance or support not to exceed 10 hours per month.

3.4.	Licensee shall own all rights, title and interests in and to all of Licensee’s Improvements. For clarity, neither NUS nor SHS has any rights to the Licensee’s Improvements and no Royalty, fee or any fees cost or expense shall be payable to NUS and/or SHS in respect of Licensee’s Improvements.

3.5	Licensee agrees that all rights, title and interests in and to all Joint Improvements shall be co-owned by 60P, 60P Australia, NUS, and SHS as tenants in common in the following proportions: 60P Australia: [__] %, 60P: [__] %,NUS: [__] %, SHS: [__] %

3.6	Licensee shall be entitled to use and practice Joint Improvements and such use and practice shall be subject to the same terms and conditions as the use and practice of Patent Rights licensed under this Agreement unless terms and conditions for the use and practice of Joint Improvements are separately negotiated and agreed in writing by Licensor and Licensee.

3.7	NUS hereby grants to Licensee a right of first refusal to negotiate a separate license agreement for any NUS Improvements. Ownership of all rights, title and interest in and to all NUS Improvements shall be determined by inventive contributions.

NUS Ref LL2013-14
105313372_1 (GHMatters) L73900	Page 6 of 31

CONFIDENTIAL

3.8	SHS hereby grants to Licensee a right of first refusal to negotiate a separate license agreement for any SHS Improvements. Ownership of all rights, title and interest in and to all SHS Improvements shall be determined by inventive contributions.

3.9	Subject to Sections 3.2 and 3.4, Licensee hereby grants to NUS and SHS a nonexclusive, royalty-free license under all rights protecting Licensee’s Improvements and Joint Improvements to practice the same for Academic Purposes during the Term of this Agreement.

3.10	Subject always to the written consent of the Licensee, Licensee further grants to NUS and SHS the non-exclusive, royalty-free right to sublicense the Licensee’s Improvements and Joint Improvements to other non-profit academic institutions and to SHS's Affiliates for Academic Purposes.

3A.	ACCESS TO ALL OF ESSENTIAL DOCUMENTS AND ANY OTHER DOCUMENTS RELATED TO THE CELADEN PROJECT TO LICENSEE

3A.l	Licensor shall furnish to the Licensee all of the Essential Documents in complete and readable format per industry practices in respect of commercialization of clinical trials and programs data and, subject always to the obligations of disclosure to the relevant authorities and the right of access granted to SGH and TTSH as participants in the Celaden Project, each of NUS and SHS hereby jointly and severally undertake that they shall not, from the Effective Date and during the Term of this Agreement, grant any third party access to the Essential Documents for commercial purposes. Licensee, its Related Companies and Sub-Licensees may utilize the Essential Documents to make, seek and maintain regulatory approval for the use, sale, offer to sell, and import of any products for human use manufactured by Licensee that contain celgosivir.

3A.2	Licensee may, from time to time, request for access to documents related to the Celaden Project which are not Essential Documents ("Other Documents"). If the Other Documents are within the possession, custody and control of Licensor, Licensor may, in its sole and unfettered discretion, grant to Licensee access to the Other Documents. If further requested by Licensee and subject always to the obligations of disclosure to the relevant authorities and the right of access granted to SGH and TTSH as participants in the Celaden Project, Licensor may, it its sole and unfettered discretion, undertake in writing not to grant during the Term any third party access to the Other Documents for commercial purposes. If such undertaking is given by Licensor, Licensee, its Related Companies and Sub-Licensees may utilize such Other Documents as are described in the undertaking to make, seek and maintain regulatory approval for the use, sale, offer to sell, and import of any products for human use manufactured by the Licensee that contain celgosivir.

3A.3	Licensee may request that Licensor continue not to grant to any third party access to the Essential Documents and the Other Documents in respect of which Licensor has given a written undertaking pursuant to Section 3A.2 after the expiry of the Term of this Agreement. Licensor may, in its sole and unfettered discretion, agree and undertake in writing to continue not granting any third party access to such Essential Documents and Other Documents subject to payment of an annual fee of Singapore Dollars [__](S$ [__]) for each year that the Licensee requires the Licensor to give such undertaking. If such undertaking is given by Licensor, Licensee, its Related Companies and Sub-Licensees may utilize the Essential Documents and such Other Documents as are described in the undertaking to make, seek and maintain regulatory approval for the use, sale, offer to sell, and import of any product containing celgosivir for each year that the undertaking is given. In the event that such an undertaking is not given, the Licensee may continue to use, on a non-exclusive basis, the Essential Documents and such Other Documents to make, seek, and maintain regulatory approval for the use, sale, offer to sell, and import of any product for human use manufactured by Licensee containing celgosivir.

NUS Ref: LL2013-14
105313372_1 (GHMatters) L73900	Page 7 of 31

CONFIDENTIAL

4.	WARRANTIES OF NUS AND SHS

4.1	Both NUS and SHS hereby jointly and severally warrant to Licensee as follows:

(a)	NUS and SHS have legal and equitable ownership of the Patent Rights in the following proportions :

(i)	NUS - [__]%; and

(ii)	SHS - [__]%.

(b)	Neither NUS nor SHS has received any claim or notice of claim of ownership and infringement whatsoever in respect of the Patent Rights;

(c)	To the best of NUS’ and SHS’ knowledge, the Patent Rights are in full force and effect and free from all liens and encumbrances.

(d)	To the best of NUS’ and SHS’ knowledge, there are no restrictions or prohibitions affecting their respective rights in licensing the Patent Rights to Licensee;

(e)	To the best of NUS’ and SHS’ knowledge, there are no claims or notice of claims by any of the participants involved in the clinical trial in the Celaden Project;

(f)	To give Licensee the first right of refusal to license in respect of any Licensor Improvements.

5.	SUB-LICENCES

5.1	60P and 60P Australia shall each have the right to grant sub-licences ofthe Patent Rights under its license in this Agreement to Sub-licensees on an arm's length basis, provided that:

i.	neither 60P nor 60P Australia shall grant any rights to its Sub-licensees which are inconsistent with the rights granted to and obligations of the Licensee hereunder;

ii.	any act or omission of a Sub-licensee which would be a breach of this Agreement if performed by the Licensee shall be deemed to be a breach by Licensee of this Agreement, unless such breach, if capable of remedy, shall have been remedied by the Sub-licensee within a period of ninety (90) days after notice of that breach has been provided by Licensor to 60P in writing;

iii.	each sub-licence granted by 60P and/or 60P Australia shall include an audit right in favour of the Licensor of at least the same scope as provided in Section 9.1(c) hereof with respect to the Licensee;

iv.	each sub-licence granted by 60P and/or 60P Australia shall include an indemnity clause from the Sub-licensee for costs, claims, damages or expenses directly incurred or suffered by the Licensor, or for which the Licensor may become liable, as a result of the default or negligence of such Sub-licensee;

NUS Ref: LL2013-14
105313372_1 (GHMatters) L73900	Page 8 of 31

CONFIDENTIAL

v.	upon the termination of this Agreement under Section 19, the Licensor shall have the right and option to require an assignment to it or its nominee of each sublicence between 60P and/or 60P Australia and its/their Sub-licensees, and for these purposes, both 60P and 60P Australia shall procure that all sub-licences granted hereunder shall contain express terms that:

(a)	permit the assignment of the sub-license to the Licensor under the circumstances specified in this Section 5.l(v) and require 60P and/or 60P Australia and Sub-licensee to consent to such assignment;

(b)	in the event that the Licensor does not exercise its option to require an assignment under this Section 5.l(v), or if for any reason the assignment cannot be effected, the sub-licence agreement will automatically be terminated; and

(c)	60P, 60P Australia and the Sub-licensee in question shall bear their own expenses in relation to such assignment.

5.2	60P shall within thirty (30) days of the grant of any sub-licence (which shall be in writing) provide the Licensor with a true copy of the sub-licence at 60P's own expense.

5.3	The sub-licences granted to any Sub-licensee by 60P and/or 60P Australia shall not be transferable and shall not permit further sub-licensing of the Patent Rights, Invention or Technology by the Sub-licensee.

5.4	The Parties agree that Sub-Licensing Revenue received from a Related Company of 60P and/or 60P Australia shall not be considered to be Sub-Licensing Revenue for the purposes of Section 8.3 herein.

6.	COMMENCEMENT DATE AND TERM

6.1	This Agreement shall come into effect on the date that this Agreement is signed and shall continue in force until the expiration of the last to expire of any patents under the Patent Rights unless terminated earlier in accordance with this Agreement (“Term”).

7.	OBLIGATIONS OF LICENSEE

7.1	Licensee hereby undertakes and agrees with Licensor that it will at all times during the Term observe and perform the terms and conditions set out in this Agreement and in particular shall:

(a)	use diligent efforts to effect introduction of the Licensed Products into the commercial market as soon as practicable, consistent with reasonable and sound business practice and judgment in order the achieve the Performance Objectives by the respective Dates of Achievement specified in Section 7.2;

(b)	deliver to NUS, such part of the Licensee’s annual audited financial statements which pertain to the Gross Sales of the Licensed Products and Licensed Processes and Sub-licensing Revenue, at the end of the first quarter following the end of each financial year of Licensee during the Term. For clarity, NUS is only entitled to view and review (if necessary) Licensee’s financial statements which pertain to the Gross Sales of the Licensed Products and Sub-licensing Revenue and no other financial statements of Licensee whatsoever.

NUS Ref: LL2013-14
105313372_1 (GHMatters) L73900	Page 9 of 31

CONFIDENTIAL

(c)	deliver to NUS, Licensee’s annual budget for the subsequent financial year as well as a technical/development update, no later than the end of Licensee's financial year commencing the first year from the introduction of the Licensed Products into the commercial market in the Territory or 31 December 2014 whichever is the later and thereafter based on the Licensee's financial year.

7.2	Licensee also undertakes to meet the following Performance Objectives by the respective Dates of Achievement whether by the Licensee, the Sub-Licensees or the Licensee's assignees:

Performance Objectives:	Date of Achievement
Commencement of a Phase II Clinical Trial involving Licensed Product or Process	3 years from Effective Date
Commencement of a Phase III Clinical Trial involving Licensed Product or Process	5 years from Effective Date
Submission for Regulatory Approval involving Licensed Product or Licensed Process	2 years from Completion of Phase III Clinical Program
Market Launch of Licensed Product or Licensed Process	9 months from the date of Regulatory Approval involving Licensed Product or Licensed Process.

7.3	Within twelve (12) months the date of Market Launch of Licensed Product or Licensed Process, Licensee and Licensor shall have good faith discussions on projected sales of the Licensed Products for the next three (3) years and mutually agree on the performance objectives of Licensee.

7.4	If Licensee fails to fulfill the performance objectives mutually agreed between Licensee and Licensor pursuant to Section 7.2 above, the Parties shall have good faith discussions on the reasons for such failure to meet the mutually agreed performance objectives. If Licensee is unable to provide any valid reasons reasonably satisfactory to Licensor, Licensor shall grant to Licensee a further grace period of 9 months for each of the respective dates of achievement set out in Section 7.2 and in the event that Licensee is still unable to meet the respective dates of achievement, Licensors, at its option, have the right, by notice in writing to Licensee, to immediately: (i) terminate the exclusivity, sublicensing right and transferability of the License granted under Section 3.1 and grant licenses to other third party licensees in the Territory; or (ii) terminate this Agreement pursuant to Section 19.1(a).

8.	FINANCIAL PROVISIONS

8.1	In consideration for the exclusive sub-licensable grant of the License under the Patent Rights by Licensor to Licensee under Section 3, 60P shall pay to NUS an agreed non- refundable upfront fee of S[_ ___] ("Upfront Fee") as follows:

NUS Ref: LL2013-14
105313372_1 (GHMatters) L73900	Page 10 of 31

CONFIDENTIAL

(a)	S[_ ___] being the Option Fee which was paid on execution of the Intellectual Property Option Agreement made between NUS and 60P dated 1 April 2013 (the receipt of which NUS hereby acknowledges);

(b)	S[_ ___] on the signing of this Agreement; and

(c)	the balance S[_ ___] upon enrolment of the first volunteer in a Phase II Clinical Trial of the Licensed Product or 3 years from the Effective Date, whichever is earlier.

8.2	In addition to the Upfront Fee under Section 8.1, 60P shall, commencing from nine (9) months from the date of Regulatory Approval referred in Section 7.2, pay to NUS during the Term of this Agreement, no later than by the end of the first quarter following the relevant financial year of 60P in respect of which such amounts are payable:

(a)	a royalty fee (“Royalty”) at the rate of [__]% of Gross Sales

8.3	60P shall, commencing from the first (1st) year anniversary of the date of Market Launch of Licensed Product or Licensed Process, further pay to NUS:

(i)	[__] % of all Sub-licensing Revenue where Licensee has not commenced a Phase III clinical trial on the Licensed Products before sub-licensing its rights under the Section 3.1 to its Sub-licensees; or

(ii)	[__] % of all Sub-licensing Revenue where Licensee has commenced a Phase III clinical trial on the Licensed Products before sub-licensing its rights under Section 3.1 to its Sub-Licensees

8.4	The Upfront Fee, the Royalty and all other sums payable under this Agreement shall be paid in Singapore Dollars in favour of NUS in cleared funds to such bank account or in such other manner as NUS may specify from time to time to Licensee without any set-off, deduction or withholding of taxes, charges and other duties. Where the Upfront Fee and/or Royalty and/or any other sums payable under this Agreement are subject to goods and services taxes (“GST”), these GST shall be borne by the Licensee. Licensee agrees to hold harmless from, and indemnify Licensor against all liabilities, costs, damages suffered by Licensor of whatever nature resulting from 60P’s failure duly and timely to pay and discharge its liability for any GST.

8.5	If 60P fails to pay in full to NUS, the Upfront Fee and/or Royalty and/or any other sums payable under this Agreement by their respective due dates, the amount outstanding shall bear interest, both before and after any judgment, at the rate of [__] percent [__] %) per month, from such date until the said amounts are paid in full to Licensor.

9.	ACCOUNTS

9.1	60P shall:

(a)	provide financial statements pertaining to the Gross Sales of the Licensed Products with accompanying Royalty under this Agreement, showing all items of account from which such Royalty and other payment are calculated, such statements to be certified by an authorized officer of 60P as properly reflecting all amounts due to Licensor in accordance with the relevant provisions under this Agreement;

NUS Ref LL2013-14
105313372_1 (GHMatters) L73900	Pagse 11 of 31

CONFIDENTIAL

(b)	keep true, accurate and complete accounts and records in sufficient detail to enable the amount of Royalty and other sums payable under this Agreement to be determined by Licensor;

(c)	at the reasonable request of Licensor from time to time, but no more than once annually, and upon not less than ten (10) days' prior written notice, allow NUS or its agent (or enable NUS or its agent), at NUS’s expense, to inspect, audit and copy those accounts and records pertaining to the items shown on the statements provided under Section 7.1(b)

9.2	If, following any inspection and audit pursuant to Section 9.1(c) which audit shall be limited to the documents in respect of the Gross Sales of the Licensed Products and Sublicensing Revenue, NUS discovers a discrepancy, in NUS’ disfavour, between the amount of Royalty and other sums actually paid by 60P and those which should have been payable under this Agreement, which is in excess of [__] percent ([__]%) of those that should have been payable under this Agreement, 60P shall, within seven (7) days of the date of NUS’ notification thereof, reimburse NUS for any such deficiency and for any professional fees and expenses incurred by NUS for such audit and inspection.

9.3	The provisions of this Section 9 shall remain in fall force and effect after the termination of this Agreement for any reason until the settlement of all subsisting claims of NUS under this Agreement.

10.	PROSECUTION OF PATENT APPLICATIONS AND MAINTENANCE OF PATENTS

10.1	Licensee acknowledges that all intellectual property rights in and relating to the Patent Rights belongs to both NUS and SHS and Licensee shall not do anything which might bring into question NUS’ and SHS’ respective ownership of the intellectual property rights in and relating to the Patent Rights or their validity.

10.2	60P Australia shall, from the Effective Date, be responsible for the management and farther prosecution of the Patent Rights. All such Patent Rights shall be in the names of NUS and SHS as the proprietors thereof. 60P Australia shall:

(a)	be responsible for all costs, expenses and fees relating to the preparation, filing, prosecution and maintenance of such Patent Rights (“Patent Costs”) from the Effective Date., and reimburse NUS for any and all costs, expenses and fees relating to the preparation, filing, prosecution and maintenance of the Patent Rights incurred by Licensor from the first filing date to date immediately before the Effective Date of this Agreement;

(b)	seek and maintain the strongest and broadest patent claims practicable in the best interest of NUS and SHS and use patent attorneys acceptable to Licensor, such acceptance not to be unreasonably withheld;

(c)	copy Licensor on all patent prosecution documents and give Licensor reasonable opportunities to advise 60P Australia on such preparation, filing, prosecution and maintenance;

(d)	keep Licensor informed of the status of such Patent Rights from time to time, and shall promptly furnish Licensor with copies of all grants or certificates of registration of any Patent;

NUS Ref LL2013-14
105313372_1 (GHMatters) L73900	Page 12 of 31

CONFIDENTIAL

(e)	not abandon or allow to lapse any such Patent Rights, or to amend or re-file the patent specifications of any Patent Applications within the scope of the license granted under this Agreement, without the prior written consent of Licensor;

(f)	do all such other acts and things as may be necessary, as Licensor may reasonably request, at Licensee’s cost and expense, to assist or enable Licensor maintain the Patent Rights.

10.3	Licensor shall, at any time and from time to time, at 60P Australia’s cost and expense, execute and do all such assurances, acts and things, and execute all such documents as 60P Australia may reasonably require to prosecute each of the Patent Applications to grant and to maintain each of the Patents in force.

10.4	It is hereby agreed and understood that, notwithstanding Section 10.2, 60P Australia shall, by giving three (3) months’ written notice to Licensor prior to the relevant deadline for the payment of any fees, have the right and option not to pay for the prosecution of any Patent Application or patent maintenance in any country determined by 60P Australia. If 60P Australia elects not to pay for the prosecution of any such Patent Application in a particular country or countries as aforesaid:

(a)	the license granted pursuant to this Agreement in respect of the country or countries of which 60P Australia has made the election, shall automatically terminate and revert to NUS.

(b)	upon receipt of such notice pursuant to Section 10.4, Licensor may prosecute the Patent Applications in such country or countries in respect of which 60P Australia has made the election, at its own cost and expense, and notwithstanding Section 3, to thereafter deal with the same and the related Technology Rights in that country or countries as Licensor deems fit without having to account to Licensee therefore.

(c)	For the avoidance of doubt, any Patent obtained pursuant to Section 10.4(b) shall be or remain the absolute property of Licensor.

10.5	If 60P Australia fails to notify NUS of its intention to cease prosecuting any Patent Applications or maintaining any Patents in any country pursuant to Section 10.4 and the Patent Application or the Patent lapses then :

(a)	the license granted pursuant to this Agreement in respect of such country shall automatically terminate; and

(b)	60P Australia shall pay to Licensors a sum of S[______] which Licensor and Licensee agree is a genuine pre-estimate of the loss suffered by Licensor arising from lapse of such Patent or Patent Application in such country. For clarity, 60P Australia is neither obliged nor required to pay Licensor any farther sum in respect ofthe loss suffered by Licensor herein.

11.	FORMAL LICENSE FOR REGISTRATION

11.1	As and when required by Licensee, subject to the requirements of the relevant government authority of the Territory, NUS and SHS shall execute, within thirty (30) days of the grant of a patent pursuant to any of the Patent Applications, a separate formal licence document th Licensee’s favour in respect of such patent for registration in all or any competent registries within such countries as may be determined by Licensee, each such license to be in the form set out in Schedule 3 or as nearly in such form as may be required under the laws of such country in which it is to be registered.

NUS Ref: LL2013-14
105313372_1 (GHMatters) L73900	Page 13 of 31

CONFIDENTIAL

11.2	Each of such formal licenses shall operate subject to and with the benefit of all the terms of this Agreement, the terms of which shall be deemed to be incorporated in their entirety into each of such formal licenses. In the event of any conflict in meaning between any such formal license and the provisions of this Agreement, the provisions of this Agreement shall prevail.

11.3	The Parties shall use reasonable endeavours to ensure that, to the extent permitted by relevant authorities, this Agreement shall not form pant of any public record.

11.4	Each of the Parties shall, at the request of the other Party, execute any further document that may be necessary to:

(a)	give effect to this Agreement; or

(b)	protect in any country the rights of the other Party under this Agreement and/or in relation to the Patent Rights from time to time; or

(c)	procure the grant of Patents pursuant to each of the Patent Applications.

12.	INFRINGEMENT OF PATENTS

12.1	From the Effective Date, Licensee shall forthwith notify Licensor in writing of any infringement, or suspected or threatened infringement, of any of the Patents by any third party that shall at any time come to its knowledge.

12.2	Licensee may in its sole discretion, take all appropriate steps (including all legal proceedings) as may be necessary to prevent or restrain any infringement by a third party of any of the Patents and shall be responsible for all costs and fees incurred by it in the taking of any such steps.

12.3	Licensee shall not be obliged to undertake any legal action. 60P shall indemnify Licensor against all costs, expenses, losses, damages, claims and counter-claims issued or made against Licensor as a result of, or in the course of, such action taken by Licensee under Section 12.2 on a full indemnity basis.

12.4	NUS and SHS shall (at 60P’s cost and expense) provide or procure the provision of such assistance in taking such steps (including any proceedings) as Licensee shall reasonably require.

12.5	If Licensee decides not to or fails to take appropriate steps to prevent or restrain any infringement by any third party of any of the Patent Rights (but not otherwise), Licensor shall be entitled to take action to prevent or restrain such infringement. In the event that Licensor decides to take action under this Section:

(a)	Licensor shall have full control over, and shall conduct at its own cost, any such action as it deems fit;

(b)	Licensee shall, at Licensor’s cost, provide or procure the provision of such assistance as Licensor shall reasonably require in taking such action; and

NUS Ref LL2013-14
105313372_1 (GHMatters) L73900	Page 14 of 31

CONFIDENTIAL

(c)	Licensor shall be entitled to retain any award of damages or other compensation obtained as a result of any such action (including any proceedings) being taken by Licensor.

13.	INFRINGEMENT OF THIRD PARTY RIGHTS

13.1	If any proceedings are brought against Licensee on grounds that the use or exploitation by Licensee of any of the Patent Rights and Technology Rights infringes the rights of any third party, Licensee shall forthwith notify Licensor of the same. Licensee shall have the exclusive control of the defense of such proceedings.

13.2	60P shall indemnify Licensor and keep Licensor indemnified against, and hold Licensor harmless from, all costs, expenses, losses, damages, claims and counter-claims issued or made against Licensor in respect of such proceedings in Section 13.1.

14.	TRADE MARKS

14.1	Licensee shall have the absolute right and discretion to manufacture, have manufactured, or use Licensed Products under any trade marks designated by Licensee (“Licensee’s Trade Marks”) provided that the Licensee’s Trade Marks shall be readily distinguishable from, and not confusingly similar to, any trade mark or trade name, whether registered or not, of NUS.

14.2	NUS hereby agrees that it shall have no claim, right, title or interest in or to the Licensee’s Trade Marks (except where any of such Licensee’s Trade Marks is not readily distinguishable from, or is confusingly similar to, any trade mark or trade name of NUS), and that all goodwill accruing thereto shall belong to Licensee absolutely.

14.3	Licensee shall have the sole conduct of all proceedings relating to the Licensee’s Trade Marks.

14.4	Licensee shall have the sole right to decide what action, if any, to take in respect of any infringement or alleged infringement of the Licensee’s Trade Marks or any other claim or counterclaim brought or threatened in respect of the use or registration of any of the Licensee’s Trade Marks.

14.5	Licensee shall not be obliged to bring or defend any proceedings in relation to the Licensee’s Trade Marks.

14.6	NUS shall not be entitled to bring any proceedings in respect of any infringement or alleged infringement of any of the Licensee’s Trade Marks.

15.	CONFIDENTIALITY

15.1	Each Party hereby agrees to use all reasonable efforts to maintain the secrecy of any and all Confidential Information disclosed to it by the other Party under the terms of this Agreement, or developed pursuant to this Agreement, and not to disclose, without the express, written consent of the disclosing Party, such Confidential Information to any third party.

15.2	The receiving Party agrees to maintain the Confidential Information of the disclosing Party in confidence with the same degree of care as it holds its own confidential and proprietary information and in any event with no less than a reasonable standard of care.

NUS Ref LL2013-14
105313372_1 (GHMatters) L73900	Page 15 of 31

CONFIDENTIAL

The receiving Party will use such Confidential Information for the performance of this Agreement only. The receiving Party may disclose such Confidential Information on a need-to-know basis only to its directors, officers, employees, contractors, consultants, advisors, authorised representatives, agents, investors or potential investors (each a “Representative”, and collectively “Representatives”) who have undertaken obligations of confidentiality for the benefit of receiving Party which are substantially similar to those contained in this Section 15 and will not disclose such Confidential Information to any third party, or use the Confidential Information for any other purpose. The receiving Party undertakes that its Representatives shall make use of such Confidential Information only for the performance of this Agreement and receiving Party shall be responsible for any unauthorized use or disclosure of disclosing Party's Confidential Information by its Representatives.

15.3	The receiving Party shall take all reasonable steps, including, but not limited to, those steps taken to protects its own information, data or other tangible or intangible property that it regards as proprietary or confidential, to ensure that the Confidential Information of the other Party is not disclosed or duplicated for the use of any third Party, and shall take all reasonable steps to prevent its officers and employees, or any other persons having access to the Confidential Information, from disclosing or making unauthorized use of any Confidential Information, or from committing any acts or omissions that may result in a violation of this Agreement.

15.4	The preceding obligations of non-disclosure and the limitation on the right to use the Confidential Information shall not apply to the extent that the receiving Party can demonstrate that the Confidential Information:

(a)	was already in the possession or control of the receiving Party prior to the time of disclosure by disclosing Party, as evidenced by written records; or

(b)	was at the time of disclosure by the disclosing Party or thereafter becomes public knowledge through no fault or omission of the receiving Party; or

(c)	is lawfully obtained by the receiving Party from a third party under no obligation of confidentiality to the disclosing Party; or

(d)	is developed by the receiving Party independently of the Confidential Information, as evidenced by written records; or

(e)	is required to be disclosed by court rule or governmental law or regulation, including for the purposes of seeking regulatory advice and marketing authorization from national health authorities provided that the receiving Party gives the disclosing Party prompt notice of any such requirement and cooperated with the disclosing Party in attempting to limit such disclosure; or

(f)	was disclosed by the receiving Party with the disclosing Party's prior written approval.

15.5	Title to, and all rights emanating from the ownership of, all Confidential Information disclosed under this Agreement shall remain vested in the disclosing Party. Nothing herein shall be construed as granting any license or other right to use the Confidential Information of the other Party other than as specifically agreed upon by the Parties.

15.6	Upon written request of the disclosing Party given after termination of the Agreement, the receiving Party shall promptly return to the disclosing Party all written materials and documents, as well as other media, made available or supplied by the disclosing Party to the receiving Party that contains Confidential Information, together with any copies thereof, except that the receiving Party may retain one copy each of such document or other media for archival purposes, subject to protection and nondisclosure in accordance with the terms of this Agreement.

NUS Ref: LL2013-14
105313372_1 (GHMatters) L73900	Page 16 of 31

CONFIDENTIAL

16.	DISCLAIMER OF WARRANTIES

16.1	Neither Licensor nor any of its trustees, directors, employees, or agents assumes any responsibility for the manufacture, production, specifications, sale or use of the Patent Rights or Licensed Products by Licensee or any Sub-licensees.

16.2	Save for the warranties of Section 4.1, the Licensor makes no representations, and provides no warranties, express or implied:

(a)	including, but not limited to, warranties of fitness for purpose or merchantability or satisfactory quality or compliance with any description, or any implied warranty arising from course of performance, course of dealing, usage of trade or otherwise, regarding or with respect to the Patent Rights or Licensed Products;

(b)	on the patentability of the Licensed Products or of the enforceability of any Patents, if any, and

(c)	that the Patent Rights or Licensed Products are or shall be free from infringement of any patent or other rights of third parties,

and to the fullest extent permitted by law, all such warranties and representations are hereby excluded.

17.	INDEMNITIES; INSURANCE; LIMITATION OF LIABILITY

17.1.	60P and 60P Australia hereby jointly and severally indemnify, hold harmless and defend NUS and SHS from and against any and all claims, demands, actions, losses, damages, costs (including legal costs on a full indemnity basis), expenses and liabilities whatsoever which NUS and/or SHS may incur or suffer in connection with:

(a)	the manufacture, marketing, distribution and sale of the Licensed Products or any product for human use manufactured by the Licensee containing celgosivir by Licensee directly or through Licensee's Representatives, or otherwise by or through any Sub-Licensees; or

(b)	any other agreements entered into by Licensee or Licensee's Representatives or any Sub-licensees relating to the Licensed Products, any product for human use manufactured by the Licensee containing celgosivir, and Invention or the performance or non-performance of the terms of such agreements or any representations or statements made by Licensee or Licensee's Representatives or any Sub-Licensees relating to the Invention, any product for human use manufactured by the Licensee containing celgosivir, or Licensed Products; or

(c)	any claim that any modification(s) made by or on behalf of Licensee or any SubLicensees infringes any trademark, trade secret, confidential information, copyright or patent or any other proprietary rights of any third party; or

(d)	all taxes of any kind (except Singapore income tax in respect of consideration received by NUS and SHS under this Agreement), payments in lieu of taxes, import duties, assessments, fees, charges and withholdings of any nature whatsoever, and all penalties, fines, additions to tax or interest thereon, however imposed, whether levied or asserted against NUS and SHS by any tax authority of any country in connection with this Agreement or any matters arising therefrom including any payments received by NUS and SHS hereunder; or

NUS Ref: LL2013-14
105313372_1 (GHMatters) L73900	Page 17 of 31

CONFIDENTIAL

(e)	all charges, fines or any liability arising from any default or failure by Licensee and/or Licensee's Representatives or any Sub-Licensees to comply with and observe all laws and regulations referred to in Section 18; or

(f)	any action or omission of Licensee, or Licensee’s Representatives or any Sub-Licensees, or any of their employees, agents or contractors in the performance of its obligations or the exercise of any of its rights under this Agreement.

17.2	Licensee shall obtain and maintain adequate product liability insurance within (15) days from the date of Regulatory Approval referred in Section 7.2 and shall ensure that NUS and SHS are named as additional insured on the policy subject always to the terms and conditions specified by the insurers. Licensee shall supply Licensor with a copy of such insurance policy upon written request.

17.3	Neither NUS nor SHS shall have any liability to the Licensee for any indirect, consequential, special or incidental loss, damage, expense or liability (including lost profit and loss of goodwill, opportunity costs, loss of business, damage to reputation, claims by third parties or customers), or any exemplary or punitive damages, regardless of the form of action, whether in contract or tort (including negligence), arising from or caused by NUS or SHS or its employees and contractors or from the Licensee’s use or exploitation of the Patent Rights.

17.4	NUS’s and SHS’s total liability to Licensee for direct damages or losses for any cause arising from the acts or omissions of NUS and/or SHS including any failure by NUS and SHS or their affiliated related companies in complying with statutory requirements or in complying and adhering to Guidelines and Procedures for Good Clinical Practice in the conduct of a the clinical trials shall be limited to the total amount of funds payable by the 60P in the form of Upfront Payments and Royalties.

18.	COMPLIANCE WITH LAW

18.1	Licensee shall observe, and shall ensure that all Sub-Licensees observe, all applicable laws and regulations and obtain all necessary licenses, consents and permissions required in respect of the manufacture, storage, marketing, distribution, sale (including export), and importation of the Licensed Products within the Territory.

19.	TERMINATION

19.1	NUS shall be entitled forthwith to terminate this Agreement immediately by notice in writing if:

(a)	Licensee, 60P or 60P Australia fails, or refuses, to perform or comply with any one or more of its obligations under this Agreement, and, if in the opinion of NUS that default is capable of remedy, Licensee, 60P or 60P Australia, as the case may be, fails to remedy such default within 90 days after written notice of such default has been given to Licensee, 60P or 60P Australia, as the case may be, by NUS;

NUS Ref: LL2013-14
105313372_1 (GHMatters) L73900	Page 18 of 31

CONFIDENTIAL

(b)	Licensee, 60P or 60P Australia, ceases or, in NUS’ reasonable opinion, may cease, to carry on its business;

(c)	Licensee, 60P or 60P Australia, becomes insolvent or is unable to pay its debts as they fall due or suspends or threatens to suspend making payments with respect to all or any class of its debts or enters into any composition or arrangement with its creditors or makes a general assignment for the benefit of its creditors;

(d)	Licensee, 60P or 60P Australia, goes into liquidation or if an order is made or a resolution is passed for the winding up of Licensee, 60P or 60P Australia, whether voluntarily or compulsorily (except for the purpose of a bona fide reconstruction or amalgamation); or

(e)	Licensee, 60P or 60P Australia, has a receiver or receiver and manager or judicial manager appointed over any part of its assets or undertaking.

19.2	Licensee shall be entitled forthwith to terminate this Agreement immediately by notice in writing if

(a)	NUS’ and SHS’s breach their respective warranties referred in Section 4 in this Agreement; or

(b)	NUS and SHS are in breach of their obligations under this Agreement and shall fail to remedy any such default within the prescribed period in the notice given by Licensee.

19.3	Licensee shall be entitled to terminate this Agreement upon the occurrence of any of the following:

(a)	if the Licensee determines that farther commercialization of celgosivir for the treatment of acute dengue fever is no longer viable.

(b)	Licensee is unable to complete satisfactory due diligence in respect of the clinical data relating to the Celaden Project;

19.4	Termination of this Agreement howsoever caused shall not prejudice any other right or remedy of the Parties in respect of any antecedent breach.

19.5	Upon the termination of this Agreement:

(a)	Licensee shall be entitled to continue to exercise the rights granted to it under this Agreement to such extent and for such further period, not exceeding twelve (12) months from the date of termination, reasonably necessary to enable Licensee to satisfy any orders placed prior to such termination date or scheduled for delivery within such twelve(12)-month period;

(b)	subject to Section 19.5 (a) above, Licensee shall forthwith cease to and shall not manufacture, market, distribute, sell, import, or use, until the expiration of the last to expire of any Patents under Patent Rights any product or process or method that incorporates utilizes or is made with the use of the Invention or which, but for the rights granted under this Agreement would constitute an infringement of any claim within the Patent Rights;

(c)	Each receiving Party shall forthwith return to each disclosing Party all Confidential Information pursuant to Section 15.5;

NUS Ref: LL2013-14
105313372_1 (GHMatters) L73900	Page 19 of 31

CONFIDENTIAL

(d)	60P shall promptly pay all amounts due less all deductions due to Licensee under this Agreement to NUS and shall submit a declaration in writing signed by a duly authorized officer that it has complied with such payment obligations, along with a copy of all materials reasonably necessary to support such declaration.

(e)	Licensee shall provide Licensor with all data and know-how developed by Licensee in the course of Licensee's efforts to develop Licensed Product(s) and Licensed Process(es); Licensor shall have the right to use such data and knowhow for academic purpose on such terms and conditions mutually agreed between Licensor and Licensee;

(f)	Licensee shall provide Licensor access to any regulatory infomation filed with any U.S. or foreign government agency with respect to Licensed Product(s) and Licensed Process(es); and

(g)	If Licensee has filed patent applications or obtained patents to any Licensee’s Improvements, Joint Improvements, NUS Improvements and/or SHS Improvements to Licensed Product(s) or Licensed Process(es) within the scope of the Patent Rights, Licensee agrees upon request to enter into good faith negotiations with Licensor or Licensor's future licensee(s) for the purpose of granting licensing rights to said modifications or improvements in a timely fashion and under commercially reasonable terms.

19.6.	Notwithstanding termination of this Agreement under any of its provision, Sections 3A3 (Provisions Relating to Essential and Other documents), 9 (Accounts), 15 (Confidentiality), 16 (Disclaimer of Warranties), 17 (Indemnities; Insurance; Limitation of Liability), 19 (Termination), 20 (Use of Licensor’s Name), and 22 to 29 and any other Sections of this Agreement which from their context are intended to survive the termination of this Agreement, shall survive the Term or the termination of this Agreement and shall be deemed to remain in full force and effect.

20.	USE OF LICENSOR’S NAME

20.1	Licensee agrees that it shall not use in any way the name of Licensor or any logotypes or symbols associated with Licensor or the names of any directors or employees of Licensor without the prior written consent of Licensor.

21.	FORCE MAJEURE EVENTS

21.1	Notwithstanding anything else in this Agreement, no default, delay or failure to perform on the part of either Party shall be construed a breach of this Agreement if such default delay or failure to perform is shown to be due entirely to causes beyond the control of the Party charged with a default, delay or failure to perform (“Force Majeure Events”), including but not limited to, causes such as strikes, lockouts or other labour disputes to perform, including, without limitation, riots, civil disturbances, actions or inaction of governmental authorities, epidemics, war, embargoes, severe weather, fire, earthquakes, acts or God or the public enemy and nuclear disasters (each a “Force Majeure Event”).

22.	NO PARTNERSHIP OR AGENCY

22.1	No agency, partnership or joint venture is created hereby. Licensee does not have any authority of any kind to bind Licensor in any respect whatsoever.

NUS Ref LL2013-14
105313372_1 (GHMatters) L73900	Page 20 of 31

CONFIDENTIAL

23.	ASSIGNMENT AND CHANGE OF CONTROLLING INTEREST

23.1	All rights and obligations hereunder are personal to the Parties and no Party shall assign any such rights, or novate its rights and obligations to any third party without the prior consent in writing of the other Party on terms to be agreed by the Parties. Where such consent is given, the Party, which is the assignor, shall procure that such third party covenants with the other Party to be bound by the terms of this Agreement as if it had been a party hereto in place of the assignor.

23.2	The Licensee shall notify Licensor no later than thirty (30) days prior to any intended issuance or transfer of shares which would result in a change in the control of Licensee to another party. Licensor shall, within thirty (30) days of receiving such notice, inform Licensee in writing whether or not Licensor consents to such issuance or transfer of shares, such consent not to be unreasonably withheld.

24.	NO WAIVER

24.1	The failure or delay by a Party in enforcing an obligation, or exercising a right or remedy under this Agreement shall not be construed or deemed to be a waiver of that obligation, right or remedy. A waiver of a breach of a term under this Agreement shall not amount to a waiver of a breach of any other term in this Agreement and a waiver of a particular obligation in one circumstance will not prevent a Party from subsequently requiring compliance with the obligation on other occasions. Any waiver by a Party of any right under this Agreement shall be made in writing and signed by the authorized representative of such Party.

25.	NOTICES

25.1	All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally, or sent by prepaid registered post, email, or by telefax, addressed to the intended recipient thereof at its address or telefax number as set out below (or to such other address or telefax number as any Party may from time to time notify the other Party). Any such notice, demand or communication shall be deemed to have been duly served on and received by the addressee:

(a)	if delivered by hand, at the time of delivery;

(b)	if sent by prepaid registered post, within ten days of dispatch; or

(c)	if transmitted by way of telefax or email, at the time of transmission.

25.2	In proving the giving of a notice or other communication, it shall be sufficient to show:

(a)	in the case of registered post, that the notice or other communication was contained in an envelope which was duly addressed, sufficient postage paid and posted; or

(b)	in the case of telefax that the telefax transmission was duly transmitted from the dispatching terminal as evidenced by a transmission report generated by the transmitting equipment.

NUS:	Licensee:

Director	CEO
Industry Liaison Office	60° Pharmaceuticals LLC

NUS Ref LL2013-14
105313372_1 (GHMatters) L73900	Page 21 of 31

CONFIDENTIAL

National University of Singapore	1025 Connecticut Ave NW Suite 1000
Level 5	Washington DC, 20036
iCube Building	United States
21 Heng Mui Keng Terrace
Singapore 119613 Fax: (65) 6777 6990	Fax: 1.202.688.2832

26.	ENTIRE AGREEMENT

26.1	This Agreement contains the entire agreement between the Parties hereto regarding the subject matter hereof, and supersedes all prior agreements, understandings and negotiations regarding the same. No modification, variation or amendment shall be made to this Agreement unless made in writing, specifically referring to this Agreement and signed by the authorized representatives of both Parties.

27.	SEVERABILITY

27.1	Should any one or more of the provisions of this Agreement be held to be invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering into this Agreement may be realized.

28.	DISPUTE RESOLUTION

28.1	Informal Resolution

Any dispute, controversy or claim arising out of or in connection with this Agreement shall be resolved in the following manner:

(a)	the aggrieved Party (“Claimant”) shall notify the responding Party (“Respondent”) in writing (“Resolution Notice”), setting forth in detail the nature of its dispute, controversy or claim (“Claim”) and requesting a meeting (“Resolution Meeting”) of a senior representative from each Party to be held on a date not less than fifteen (15) nor more than thirty (30) days thereafter (“Resolution Period”) for the purpose of resolving such Claim;

(b)	the Respondent shall issue and deliver a written response to Claimant not later than five (5) days before the Resolution Meeting, setting forth in detail its response to such Claim, failing which the Resolution Meeting shall not proceed and the Claimant shall be entitled to submit the dispute to arbitration/mediation as provided under Section 28.2 below;

(c)	the senior representative from each Party shall meet to resolve such Claim amicably between the Claimant and the Respondent in good faith; and

(d)	if such Claim is not resolved by the end of fifteen (15) days after the Resolution Period, then either Claimant or Respondent shall be entitled to submit the dispute to arbitration, as provided under Section 28.2 below.

NUS Ref: LL2013-14
105313372_1 (GHMatters) L73900	Page 22 of 31

CONFIDENTIAL

28.2	Mediation

If such efforts taken under Section 28.1 above fail, then the Parties shall refer the matter to mediation in accordance with the rules and procedures of the Singapore Mediation Centre. The language of the mediation shall be English.

If mediation fails, then the dispute shall be referred to and resolved by arbitration in Singapore at the Singapore Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the SIAC for the time being in force, which rules are deemed to be incorporated by reference to section 28.2 herein. A tribunal consisting of a single arbitrator to be appointed by the Chairman of the SIAC shall be convened. The language of the arbitration is in English. Any arbitral award made hereunder shall be final and binding upon the Parties hereto and judgment on such award may be entered into any court or tribunal having jurisdiction thereof. The Parties hereto undertake to keep the mediation and arbitration proceedings and all information, pleadings, documents, evidence and all matters relating thereto confidential.

29.	GOVERNING LAW

29.1	This Agreement shall be governed by, interpreted and construed in accordance with the laws of the Republic of Singapore and the Parties hereby submit to the exclusive jurisdiction of the courts of the Republic of Singapore.

30.	GENERAL

30.1	Stamp duty or fees, if any, payable in respect of this Agreement shall be borne wholly by 60P.

30.2	Each Party shall from time to time do all acts and execute all such documents as may be reasonable necessary in order to give effect to the provisions of this Agreement.

30.3	Except as otherwise provided in this Agreement, the Parties shall bear their own costs of and incidental to the preparation execution and implementation of this Agreement.

30.4	This Agreement may be executed in one or more counterparts by the Parties by signature of a person having authority to bind the Party, each of which when executed and delivered, by facsimile transmission or other electronic modes of delivery, will be an original and all of which will constitute but one and the same Agreement.

NUS Ref: LL2013-14
105313372_1 (GHMatters) L73900	Page 23 of 31

CONFIDENTIAL

AS WITNESS the hands of the Parties hereto the day and year first above written.

SIGNED by for and on behalf of NATIONAL UNIVERSITY OF SINGAPORE	SIGNED by for and on behalf of 60[o] PHARMACEUTICAL LLC

[_________________]
Lily CHAN	Geoffrey DOW, CEO
CEO, NUS Enterprise

in the presence of:	in the presence of:

[_________________]
Brian WONG, Manager	Tyrone MILLER, CFO

SIGNED by for and on behalf of	SIGNED by for and on behalf of
SINGAPORE HEALTH SERVICES	60P AUSTRALIA PTY LTD
PTE LTD

[_________________]
Prof Ivy NG	Geoffrey DOW, CEO
Group CEO

in the presence of:	in the presence of:

[_________________]
Name:	Tyrone MILLER, CFO
Designation:

NUS Ref: LL2013-14
105313372_1 (GHMatters) L73900	Page 24 of 31

CONFIDENTIAL

SCHEDULE 1

Part A

INTELLECTUAL PROPERTY

NUS Ref: 11325N: Dosing Regimen for Use of Celgosivir as an Antiviral Therapeutic For Dengue Virus Infection The present invention pertains to methods of treating a dengue virus (DENY) infection in a human subject, comprising administering to the human subject an initial dose of about 100 to 600 mg of a compound of Celgosivir or a pharmaceutical composition comprising a compound of Celgosivir, within from about 48 to about 72 hours of fever onset due to dengue infection and administering to the human subject a dose of about 25 to about 300 mg per day of Celgosivir or a pharmaceutical composition comprising Celgosivir at intervals of from about 6 to about 12 hours until there is an improvement in the infection.

SCHEDULE 2

Part A

Patents

NOT IN USE

Part B

Patent Applications

Dosing Regimen/or Use of Celgosivir as an Antiviral Therapeutic For Dengue Virus Infection

1.	Patent Cooperation Treaty Serial No. IB2013/001634 Filed on 26, July 2013
2.	Australia Serial No. 201 3203400, filed on 10, April 2013
3.	PCT/US2014/028076 filed on March 14, 2014.

NUSRef: LL2013-14
105313372_1 (GHMatters) L73900	Page 25 of 31

CONFIDENTIAL

SCHEDULE 3

FORMAL LICENSE

PATENT LICENSE FOR REGISTRATION

THIS AGREEMENT is made on the [       ] day of [                ] 20

between

(1)	NATIONAL UNIVERSITY OF SINGAPORE, (Company Registration Number: 200604346E), a company limited by guarantee incorporated in Singapore and having its registered office at 21 Lower Kent Ridge Road, Singapore 119260 (“NUS” which expression shall include its successors and assigns);

(2)	SINGAPORE HEALTH SERVICES PTE LTD (Company Registration Number: 200002698Z), a company incorporated in Singapore, having its registered address at 31 Third Hospital Avenue #03-03, Singapore 168753 (“SHS” which expression shall include its successors and assigns;

(3)	60° PHARMACEUTICALS LLC a company incorporated in Washington DC and having its registered office at 1025 Connecticut Ave NW Suite 1000, Washington DC 20036 United States (“60P” which expression shall include its successors and assigns).

and

(4)	60P AUSTRALIA PTY LTD (Company Registration No. 167060219) a company incorporated in Australia and having its registered office at 105 North Steyne Manly New South Wales 2095, ("60P Australia” which expression shall include its successors and assigns)

(60P and 60P Australia hereinafter collectively referred to as "Licensee”).

WHEREAS:

(A)	NUS and SHS are the registered joint proprietors in [country] of patent number [ ] (“Patent”) for an invention entitled [ ] (“Invention”).
(B)	By an agreement dated [ ] (“Principal Agreement”) it was agreed between the Parties that NUS and SHS would grant to the Licensee an exclusive sub-licensable transferable license under the Patent on the terms and for the consideration set out in the Principal Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	Pursuant to and for the consideration specified in the Principal Agreement, NUS and SHS grant [and shall from the date of the publication of the application for the Patent be deemed to have granted] to the Licensee an exclusive, sublicensable transferable license under the Patent to manufacture, use, sell, and import [describe the Products using the same wording as in the Principal Agreement] made in accordance with the provisions of the Principal Agreement and to do all other things within the scope of the Patent on the terms and conditions of the Principal Agreement.

NUS Ref: LL2013-14
105313372_1 (GHMatters) L73900	Page 26 of 31

CONFIDENTIAL

2.	The License granted by Section 1 (“License”) shall automatically terminate and cease to have effect if terminated at any time under the provisions of the Principal Agreement, or on the expiration or termination of the Principal Agreement for any cause or reason whatsoever.

3.	The License is granted pursuant to the terms of the Principal Agreement and not in substitution for any license or licenses granted under the Principal Agreement. Nothing contained in this Agreement shall in any way derogate from the Principal Agreement, which shall remain in foil force and effect in accordance with its terms.

IN WITNESS WHEREOF the patties hereto have caused this Agreement to be executed on the day and year first above written.

Licensor

NATIONAL UNIVERSITY
OF SINGAPORE	By:
Name:
Title:
SINGAPORE HEALTH SERVICES
PTE LTD	By:
Name:
Title:

Licensee

60° PHARMACEUTICALS LLC
By:
Name:
Title:
60P AUSTRALIA PTY LTD
By:
Name:
Title:

NUS Ref: LL2013-14
105313372_1 (GHMatters) L73900	Page 27 of 31

CONFIDENTIAL

SCHEDULE 4

ESSENTIAL DOCUMENTS

NUS Ref LL2013-14
105313372_1 (GI (Matters) L73900	Page 28 of 31

CONFIDENTIAL

NUS Ref LL2013-14
105313372_1 (GI (Matters) L73900	Page 29 of 31

CONFIDENTIAL

SCHEDULE 5

LIST OF COUNTRIES CONSIDERED "HIGH INCOME" BY WORLD BANK IN 2012

NUS Ref LL2013-14
105313372_1 (GI (Matters) L73900	Page 30 of 31

CONFIDENTIAL

NUS Ref LL2013-14
105313372_1 (GI (Matters) L73900	Page 31 of 31